Exhibit 10.9

TERMINATION PROTECTION AGREEMENT

This TERMINATION PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2020 by and between Olaplex, Inc. (formerly Penelope Acquisition Corp.) (the “Company”) and JuE Wong (the “Executive”), and is effective as of the Closing Date, as such term is defined in the Purchase Agreement by and among Olaplex LLC, Liqwd, Inc., Christal Family Trust Dated May 22, 2014, Christal Investment Trust Dated May 22, 2014, the Company and the other parties thereto, dated as of November 17, 2019 (the “Purchase Agreement”). In the event that the Closing (as such term is defined in the Purchase Agreement) does not occur, this Agreement will be void and of no force or effect.

WHEREAS, the Company has offered employment to the Executive, effective as of the Closing Date, and the Executive has accepted such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.    Severance Entitlement.

(a)    The Executive’s employment with the Company shall be at-will, meaning that both the Executive and the Company will retain the right to terminate the Executive’s employment at any time, with or without Cause or notice.

(b)    If the Company terminates the Executive’s employment without Cause (and not as result of the death or disability of the Executive), the Company will continue to pay the Executive’s base salary, at the rate in effect at the time of termination, for a period of twelve (12) months following the date of termination (the “Severance Payments”). Any obligation of the Company to provide the Severance Payments to the Executive is conditioned on her signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”) and the Executive’s continuing compliance with her obligations pursuant to this Agreement and any other Restrictive Covenants. The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

2.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)- month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A- 1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A- 1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

3.    Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means, with regard to any Person, all Persons and entities directly or indirectly controlling, controlled by or under common control with such Person, where control may be by management authority, equity interest or otherwise.

“Cause” means the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) the Executive’s material failure to perform, or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s breach of the Employee Agreement or of any other confidentiality, invention assignment, non-competition, non-solicitation, no-hire, non- disparagement or other similar restrictive covenant obligations set forth in any written agreement by and between the Executive and the Company or any of its Affiliates (collectively, “Restrictive Covenants”); (iii) the Executive’s material breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates; (iv) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (v) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates; provided, however, that with respect to (i), (iii) and (v) of this definition, to the extent such matter or matters are reasonably susceptible to cure, the Executive shall have received written notice from the Company of such matter or matters, describing same in reasonable detail, and shall have failed to cure such matter or matters within ten (10) days after receipt of such written notice.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

4.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

5.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

6.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.    Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only that certain employment letter agreement and that certain Employee Agreement (the “Employee Agreement”), each by and between the Executive and that Company, and each of even date herewith; provided, however, that nothing contained in this Agreement limits or supersedes any prior assignment of intellectual property rights by the Executive to the Company or any of its Affiliates (or any of their predecessors). This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

8.    Cause Definition. The Company agrees that, as applied to the Executive, the definition of Cause set forth in this Agreement shall be used as the definition for such term or such similar term in (i) the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan to be adopted after the Closing and any equity award agreement to be entered into with the Executive thereunder and (ii) the Amended and Restated Agreement of Limited Partnership of Penelope Group Holdings, L.P. to be entered into at the Closing.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ JuE Wong	By:	/s/ Tricia Glynn
JuE Wong	Name:	Tricia Glynn
	Title:	President

[Signature Page to Termination Protection Agreement]